UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Virtusa Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, September 6, 2018

To the Stockholders of Virtusa Corporation:

To address certain questions we have received after filing our proxy statement, this letter supplements the 2018 proxy materials of Virtusa Corporation (the “Company,” “Virtusa,” “our,” “we” or “us”) to: (1) to fully disclose the shareholder feedback received during our 2017 fiscal year shareholder outreach program and the meaningful steps we are taking, and have taken, in response; (2) further clarify the disclosures in our proxy statement regarding our compensation philosophy, policies and practices; and (3) discuss our position on the attendance by incumbent director Izhar Armony at fewer than 75% of the meetings of our board of directors (the “Board”) and committees on which he served during the 2018 fiscal year and to disclose the steps we are taking, and have taken, to ensure attendance by all directors going forward.

We are filing these supplemental materials to request your support at the 2018 annual meeting by voting in accordance with the recommendations of our Board. In particular, we ask that you vote:

FOR Proposal 1, the election of the director nominees named in our 2018 proxy statement, including incumbent directors Rowland T. Moriarty and Izhar Armony, and our new director nominee, Deborah C. Hopkins; and

FOR Proposal 3, the approval, on an advisory basis, of the compensation of our named executive officers (“say-on-pay”) as disclosed in our 2018 proxy statement.

Feedback from Shareholder Outreach Program and Steps We Have Taken and Are Taking in Response

2017 say-on-pay vote and shareholder outreach.

At our annual meeting of shareholders in September 2017, less than 50% of the votes cast approved the compensation of our named executive officers (“NEOs”) reported in our 2017 proxy statement, which was not satisfactory to us or our Board. The Board and compensation committee took this matter seriously and sought to understand our shareholders’ views through an outreach program in which we spoke to holders of more than 50% of our outstanding shares, as well as conducting a comprehensive review of our executive compensation program and practices, with the goal of better aligning our executive compensation program with Company performance and shareholder interests and value creation.

In our outreach program, the only material negative feedback we received from shareholders regarding our executive compensation plans related to the one-time “reset” of our 2017 fiscal year performance equity grants in the summer of 2016. We do not intend to “reset” equity grants again in the future. To evidence our commitment, our compensation committee has amended the compensation committee charter to prohibit amending the financial targets of our executive compensation plans (variable cash or performance-based equity awards) once such targets have been set.

Significantly, during our investor discussions, no material shareholder concerns were raised regarding:

(i)                                     the design, elements or purpose of the performance-based grants or our compensation programs generally;

(ii)                                  the proportion of CEO/NEO total pay that was performance based or the alignment of pay with corporate performance and shareholder interests; or

(iii)                               the level of CEO/NEO pay.

The sole material focus was on the “reset” grants.

As detailed in our 2017 proxy statement, the circumstances surrounding that one-time “reset” were fairly extraordinary, including, among other things, substantial changes in market conditions early in the 2017 fiscal year, a desire to incent management to achieve reset financial targets for FY17 and integrate Polaris into Virtusa to set up a strong 2018 fiscal year, as well as to create retentive value. While we felt that the reset was appropriate in light of the extraordinary circumstances described in our 2017 proxy statement, we did not fully appreciate the level of shareholder concern regarding the possibility that such resets could be made or approved again by Virtusa, as we had always viewed the reset as a one-time aberration, and certainly not part of our compensation programs or philosophy. Furthermore, we believe our compensation strategy is working and is helping drive our business strategy forward. Virtusa overachieved on both our revenue and non-GAAP operating income targets for our 2018 fiscal year.

We are supplementing our proxy materials to fully disclose shareholder feedback as stated above, and the fact that our compensation committee has amended the compensation committee charter to prohibit future resets or the changing of financial targets, once approved, for both variable cash and performance based equity plans.

We appreciate the additional engagement we have conducted with our shareholders, we understand their principal concern and we want to ameliorate it— we do not intend to reset variable cash or performance based equity grants or in the future. In order to make that abundantly clear to our shareholders, we are supplementing our proxy materials to fully disclose the feedback we received from shareholders on our executive pay programs. To further demonstrate our responsiveness to shareholder concerns, our compensation committee has amended its compensation committee charter to prohibit amending the financial targets of our executive compensation plans (variable cash or performance-based equity awards) once such targets have been set.

Clarifications Regarding our Compensation Philosophy, Policies and Practices

We are also providing the following supplemental disclosures to further clarify Virtusa’s compensation philosophy, policies and practices.

Treatment of equity awards upon a change in control (“CIC”).

Virtusa has never provided for the immediate and full vesting of equity awards upon a CIC. Rather, a CIC only triggered a 12-month acceleration of vesting with respect only to outstanding non-vested, time based equity awards, but did not result in the waiver of performance metrics for any performance awards. As disclosed in our proxy statement, our executive officers, including our named executive officers (with the exception of our president of digital business strategy), entered into new executive agreements effective July 25, 2018. These new executive agreements eliminate the acceleration of the 12-month acceleration of vesting upon a CIC with respect to equity awards granted after November 2, 2017. In addition, going forward, all equity awards granted after November 2, 2017 will be subject only to double-trigger vesting (i.e., vesting only upon a qualifying termination occurring with a specified period following a CIC). Equity awards granted before November 2, 2017 were only grandfathered in an effort to preserve tax deductibility of such performance-based awards under the “transition rule” included in the 2017 Tax Cuts and Jobs Act.

Our compensation philosophy aligns with corporate performance and shareholder interests.

Our compensation committee believes that a substantial percentage of the compensation of our executive officers should be performance-based. In that regard, our compensation program places the greatest emphasis on long-term incentive compensation through equity grants that vest predominantly on achievement of performance goals, which we believe effectively aligns the interests of our executive officers and those of our stockholders.  Moreover, as disclosed in our proxy statement, 76% of the CEO’s fiscal 2018 target total compensation was at-risk pay subject to the achievement of compensation committee approved performance metrics, which is consistent with our pay for performance philosophy and with current market practice. Over that same period, our performance improved substantially, indicating that our compensation strategy is helping drive our business strategy and ultimately long-term value for our shareholders.

In light of these disclosures and the meaningful steps we have taken in response to our 2017 shareholder outreach program, we ask that you vote FOR our say-on-pay proposal as disclosed in our 2018 proxy statement and the election of the director nominees named in our 2018 proxy statement. These director nominees include incumbent directors Rowland T. Moriarty, our lead independent director and the chair of our nominating and governance committee, and Izhar Armony, each of whom has made valuable contributions to us and our shareholders during their terms of service on our board. We believe that the failure to elect these incumbent directors is not in the best interests of our shareholders.

Mr. Armony’s FY18 Attendance Record

In the 2018 fiscal year, Mr. Armony attended fewer than 75% of the meetings of the Board and the committee on which he served.

Mr. Armony has been a valuable board member for over 14 years and has attended well over 75% of all board meetings held over that period of time. His extensive experience in the technology industry makes him particularly well-suited to help the board address the types of challenges commonly faced by technology companies, and he has brought that experience to bear as a participant in every major decision the board has made during his tenure. He has been materially involved—previously as a member of our informal M&A committee, and now as a member of our Finance Committee—in overseeing every major transaction of the Company, including our IPO, our follow-on offering, our Series A Convertible Preferred Stock issuance, all of our acquisitions, including, most recently, our tremendously successful Polaris and eTouch acquisitions as well as our significant credit facilities, which were used to fund these acquisitions.

During our most recent fiscal year, Mr. Armony attended 100% of our regularly scheduled meetings. However, the board also held a number of meetings beyond its regularly scheduled meetings, which were often called on short notice. Due to international travel and prior commitments, Mr. Armony was unable to attend some of those meetings, resulting in his attendance at less than 75% of all meetings held that year. However, as stated above, Mr. Armony attended all of our regularly scheduled board meetings during that period, participated in all major decisions of the board, and kept himself apprised of all Company developments through regular communications with his fellow directors and management. Our chairman regularly seeks Mr. Armony’s guidance outside of meetings, and every major transaction of the Company during Mr. Armony’s tenure beginning in 2004, including during the last fiscal year, has been undertaken with his material involvement and approval.

In discussions with Mr. Armony, he has re-affirmed his commitment to attend at least 75% of all board meetings, absent illness or family emergencies. In addition, our nominating and governance committee has amended its charter to specify that no incumbent director will be nominated for re-election if they failed to attend at least 75% of all board meetings during their then current term except as a result of illness or family emergencies. We believe this change addresses Mr. Armony’s attendance specifically and goes further by showing that our entire board is committed to being effective representatives for our shareholders. We also believe the rigid adherence to a 75% attendance requirement in any one fiscal year overlooks Mr. Armony’s attendance record and meaningful contributions over more than a decade of service.

Request for Support

We believe that Virtusa has adequately responded to shareholder concerns and feedback regarding the 2017 say-on-pay vote, and any potential concerns regarding director attendance and board and committee meetings. In addition, both the compensation committee and the nominating and governance committee have amended their charters to address these issues. With this supplement to the 2018 proxy statement, the Company has further enhanced its disclosure and clarified how our executives’ pay is appropriately aligned with performance and with our performance-based compensation philosophy. We therefore ask that you support the Company’s say-on-pay proposal and the re-election of Mr. Moriarty and Mr. Armony.

Thank you for your consideration and support.

Sincerely,

Ranjan Kalia Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Southborough, Massachusetts

August 27, 2018